Exhibit 4.3


                AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT

     Amendment No. 1 to Securities Purchase Agreement (this "Amendment") dated and effective as of June 4, 2002, among SmartServ Online, Inc., a Delaware corporation (the "Company"), and the purchasers identified on the signature page hereto (each a "Purchaser" and collectively the "Purchasers").

     WHEREAS the Company and the Purchasers are party to the Securities Purchase Agreement, dated May 20, 2002 (the "Purchase Agreement");

     WHEREAS the parties now desire to amend certain provisions of the Purchase Agreement.

     NOW, THEREFORE, in consideration of mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Capitalized terms not defined herein that are defined in the Purchase Agreement shall have the meanings set forth in the Purchase Agreement.

     2. Unless otherwise expressly amended herein, all of the terms, conditions and provisions of the Purchase Agreement and the Transaction Documents shall remain in full force and effect unaffected by this Amendment.

     3. The definition of "Per Share Price" in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

        "Per Share Price" equals $1.40."

     4. Section 2.4 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

     "2.4 Conditions to Closing. The obligation of the Purchasers to acquire Securities and to perform at the Closing is subject to the satisfaction (or waiver by each Purchaser) of the following conditions: (i) the Nasdaq National Market shall have confirmed that the transaction as contemplated in the Transaction Documents does not violate Rule 4350 under the Rules of The Nasdaq Stock Market and no changes or amendments are required to such Transaction Documents for such purpose, (ii) the Nasdaq Stock Market shall have waived any requirement that the Company provide a listing application for the Shares and Warrant Shares prior to Closing, (iii) the Common Stock shall have been listed for trading on the Nasdaq National Market at all times from the Execution Date through the Closing Date, (iv) the Company shall have provided the Purchasers with each of the items listed in Section 2.3(a), and (v) the representations and warranties of the Company set forth herein shall be true and correct on and as of the Closing Date as if first given on the Closing Date."

     5. Section 2.5 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

     "2.5 Termination by Purchasers. A Purchaser may terminate its obligations under this Agreement by notice to the Company if the Closing does not occur by June 6, 2002."

     6. The following shall be added to Section 3.1 of the Purchase Agreement:

          "(x) The Company confirms, represents and warrants that the Nasdaq Stock Market has confirmed that the transaction as contemplated by the Transaction Documents does not violate the shareholder approval rule of The Nasdaq Stock Market and no changes or amendments are required to the Transaction."

     7. Section 5.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

          "5.1 Fees and Expenses. The Company will reimburse the following sums at Closing (a) $25,000 to each Purchaser for such Purchaser's due diligence and related expenses incurred in connection with the transactions contemplated hereby and (b) $30,000 in the aggregate to the Purchasers on account of the Purchaser's Counsel's fees incurred to prepare and negotiate the Transaction Documents. At the Closing, such payments will be withheld from the Investment Amount payable to the Company by the Purchasers. In addition, on the earlier to occur of (1) the six month anniversary of the Closing Date and (2) the date of the Call Notice (as defined in the Callable Warrant), the Company shall reimburse each Purchaser an additional $25,000. The parties agree that each Purchaser may offset such unpaid amount from the Exercise Price (if any) (as defined in the Callable Warrant) payable by such Purchaser on the Call Date (as defined in the Callable Warrant). Except as specified in the immediately preceding sentence and as contemplated in the Registration Rights Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Securities".

     8. The Investment Amount of each of the Purchasers on the signatory pages to the Purchase Agreement shall be deleted and replaced with the following:

          "$550,000.00."

     9. The form of Non-Callable Warrant referenced as Exhibit C to the Purchase Agreement is hereby deleted in its entirety and replaced with Exhibit C attached to this Amendment. The form of Callable Warrant referenced as Exhibit D to the Purchase Agreement is hereby deleted in its entirety and replaced with Exhibit D attached to this Amendment.

     10. The following shall be added to the end of Section 2(c) of the Registration Rights Agreement:

     "In furtherance of the forgoing, the Company shall file an additional Registration Statement under this Section not later than the 30th day following the "Expiration Date" under the Callable Warrants in order to register the resale by the holders thereof of the shares of Common Stock issuable upon exercise any Non-Callable Warrants issuable to the holders upon the exercise of the Callable Warrants."

     11. Section 2(b) of the Registration Rights Agreement is hereby deleted in its entirety and replaced with the following:


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

     "(b) If: (a) a Registration Statement is not filed on or prior to the 15th day following its Filing Date (if the Company files a Registration Statement without affording the Holder the opportunity to review and comment on the same as required by Section 3(a), the Company shall not be deemed to have satisfied clause (a)), or (b) the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within five Trading Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that a Registration Statement will not be "reviewed," or not subject to further review, or (c) prior to the Effective Date, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such Registration Statement within fifteen Trading Days after the receipt of comments by or notice from the Commission that such amendment is required in order for a Registration Statement to be declared effective, or (d) a Registration Statement filed or required to be filed hereunder is not declared effective by the Commission by its Effectiveness Date, or (e) after the Effective Date, a Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities for which it is required to be effective, or the Holders are not permitted to utilize the Prospectus therein to resell such Registrable Securities, for in any such cases an aggregate of twenty Trading Days (which need not be consecutive Trading Days) (any such failure or breach being referred to as an "Event," and for purposes of clause (a) or (d) the date on which such Event occurs, or for purposes of clause
(b) the date on which such five Trading Day period is exceeded, or for purposes of clauses (c) the date which such fifteen Trading Day period is exceeded, or for purposes of clause (e) the date on which such twenty Trading Day period is exceeded being referred to as "Event Date"), then in addition to any other rights the Holders may have hereunder or applicable law: (x) on each such Event Date the Company shall pay to each Holder an amount in cash, as liquidated damages and not as a penalty, equal to 1.5% of the aggregate Investment Amount paid by such Holder pursuant to the Purchase Agreement; and (y) on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as liquidated damages and not as a penalty, equal to 3% of the aggregate Investment Amount paid by such Holder pursuant to the Purchase Agreement. If the Company fails to pay any liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 12% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full."

                                   * * * * * *


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

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

                                        SMARTSERV ONLINE, INC.


                                        By: /s/ Thomas W. Haller
                                           -------------------------------------
                                            Thomas W. Haller
                                            SVP & Chief Financial Officer


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

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

                                        VERTICAL VENTURES INVESTMENTS, LLC


                                        By: /s/ Josh Silverman
                                           -------------------------------------
                                           Josh Silverman
                                           Manager


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

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

                                        BONANZA MASTER FUND, LTD.


                                        By: /s/ Brian Ladin
                                           -------------------------------------
                                           Brian Ladin
                                           Managing Director


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